Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 ext 2553 nigney@shipwreck.net

Odyssey Marine Exploration Enters Motion In North Carolina Shipwreck Case

Tampa, FL - February 21, 2008 – Odyssey Marine Exploration, Inc (NasdaqCM: OMEX) and BDJ Discovery Group, LLC have filed a “Joint Motion for Substitution of Plaintiff” in the United States District Court for the Eastern District of North Carolina Admiralty case number 4:05-CV-122-D3.

This joint motion substitutes Odyssey Marine Exploration for BDJ Discovery Group LLC as plaintiff in the In Rem Admiralty case against the Unidentified Shipwreck Vessel, its apparel, tackle, appurtenances and cargo located in the waters of the Atlantic Ocean approximately 12 miles off the coast of North Carolina. In a separate agreement, BDJ Discovery Group has assigned all of its rights to the artifacts and any wreck from which they originate to Odyssey Marine Exploration.

Among other objects, a small number of gold and silver artifacts have been recovered from the site, code-named “Firefly”, but the identity of the shipwreck from which the artifacts originated has not yet been confirmed. In order to protect the site, no additional information is being released at this time about the artifacts recovered or operations at the site to date.

Odyssey has been conducting survey and inspection operations on the arrested site since August 2007 and is currently planning the next stages of survey and archaeological investigation of the site.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the largest historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently ended its successful seven month engagement at the Tampa Museum of Science and Industry and is scheduled to re-open at the Detroit Science Center on March 24, 2008. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776.

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® SS Republic is a registered trademark of Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.